Exhibit 99.1

GLUCOTRACK ANNOUNCES REVERSE STOCK SPLIT

1-for-20 reverse stock split to become effective as of the opening of trading on

February 4, 2025

Rutherford, NJ, January 30, 2025 (GLOBE NEWSWIRE) – Glucotrack, Inc. (Nasdaq: GCTK) (“Glucotrack” or the “Company”), a medical device company focused on the design, development, and commercialization of novel technologies for people with diabetes, today announced that it will effect a 1-for-20 reverse stock split (the “Reverse Stock Split”) of its issued and outstanding common stock par value $0.001 per share (the “Common Stock”), effective with the opening of trading on Tuesday, February 4, 2025.

Glucotrack’s Common Stock will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “GCTK”. The new CUSIP number for the Common Stock following the Reverse Stock Split will be 45824Q705.

The material effects of the Reverse Stock Split are:

●	Every 20 shares of Glucotrack’s issued and outstanding Common Stock have been combined into one (1) share of Common Stock.

●	The number of outstanding shares of Common Stock has been proportionally reduced from 155,491,473 shares to approximately 7,774,574 shares.

●	The ownership percentage of each Glucotrack stockholder will remain unchanged, other than as a result of fractional shares. No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the reverse stock split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share.

At the special meeting of stockholders held on January 3, 2025, the stockholders of the Company approved a proposal to authorize the Company’s Board of Directors (the “Board”) to file a Certificate of Amendment to effect the Reverse Stock Split at a ratio between 1-for-2 and 1-for-20, as determined by the Board in its sole discretion. On January 28, 2025, the Board approved the Reverse Stock Split at a ratio of 1-for-20.

Among other considerations, the Reverse Stock Split is intended to assist in bringing Glucotrack into compliance with the $1.00 minimum bid price requirement for maintaining the listing of its Common Stock on the Nasdaq Capital Market, and to make the prevailing prices of its Common Stock more attractive to a broader group of institutional investors.

The combination of, and reduction in, the number of issued shares of Common Stock as a result of the Reverse Stock Split will occur automatically on February 4, 2025, without any additional action on the part of Glucotrack’s stockholders. Glucotrack’s transfer agent, VStock Transfer, LLC, is acting as the exchange agent for the Reverse Stock Split and will send each stockholder a transaction statement indicating the number of shares of Common Stock the stockholder holds after the Reverse Stock Split. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to such broker’s particular processes. Such stockholders will not be required to take any action in connection with the Reverse Stock Split.

Additional information regarding the Reverse Stock Split can be found in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission on December 6, 2024. A link to this document is available at https://www.sec.gov and on Glucotrack’s website at https://glucotrack.com/investor-relations.

For more information about Glucotrack, visit glucotrack.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

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About Glucotrack, Inc.

Glucotrack, Inc. (NASDAQ: GCTK) is focused on the design, development, and commercialization of novel technologies for people with diabetes. The Company is currently developing a long-term implantable continuous blood glucose monitoring system for people living with diabetes.

Glucotrack’s CBGM is a long-term, implantable system that continually measures blood glucose levels with a sensor longevity of 3 years, no on-body wearable component and with minimal calibration. For more information, please visit http://www.glucotrack.com.

Forward-Looking Statements

This news release and any statements of the Company’s management and partners related to the subject matter hereof includes statements that constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended), which are statements other than historical facts. You can identify forward-looking statements by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will,” and similar words. All forward-looking statements in this press release speak only as of the date hereof. Although the Company believes that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially and adversely differ from what is expressed, implied, or forecasted in such statements. The Company’s business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Actual results (including, without limitation, the anticipated benefits of the Reverse Stock Split, including the effect the Reverse Stock Split will have on the Company’s ability to regain compliance with the Nasdaq Listing standards) may differ materially and adversely from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) uncertainties relating to the Company’s ability to stay compliant with Nasdaq continuing listing requirements, (ii) circumstances or developments that may make the Company unable to implement or realize anticipated benefits, or that may increase the costs, of the Company’s current and planned business initiatives, and (iii) other factors detailed by us in the Company’s public filings with the Securities and Exchange Commission, including the disclosures under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”) on March 28, 2024, and the Company’s Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2024, August 23, 2024 and November 14, 2024 for the first, second and third quarters of 2024, respectively, accessible at www.sec.gov. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the SECs rules and regulations, the Company does not have any intention or obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

Contacts:

Investor Relations:

investors@glucotrack.com

Media:

GlucotrackPR@icrinc.com